                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                                BLOCKBUSTER INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                 Class A Common Stock, $0.01 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    093679108
                                    ---------
                                 (CUSIP Number)

                                December 31, 2005
                                -----------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]      Rule 13d-1(b)
                  [X]      Rule 13d-1(c)
                  [ ]      Rule 13d-1(d)



  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------                                    ---------------------
CUSIP No. 093679108                       13G             Page  2 of 11 Pages
----------------------                                    ---------------------

--------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Advisors, LLC
--------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) /_/
                                                                      (b) /x/
--------------------------------------------------------------------------------
        3  SEC USE ONLY

--------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
        SHARES
     BENEFICIALLY           0
        OWNED         ----------------------------------------------------------
          BY             6  SHARED VOTING POWER
         EACH
      REPORTING             0 (see Item 4)
        PERSON        ----------------------------------------------------------
         WITH            7  SOLE DISPOSITIVE POWER

                           0
                      ----------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            0 (see Item 4)
--------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 (see Item 4)
--------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           / /
--------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0 % (see Item 4)
--------------------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

           00
--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

----------------------                                    ---------------------
CUSIP No. 093679108                       13G             Page  3 of 11 Pages
----------------------                                    ---------------------

--------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Management, LLC
--------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) /_/
                                                                  (b) /x/
--------------------------------------------------------------------------------
        3  SEC USE ONLY

--------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY            0
        OWNED        -----------------------------------------------------------
         BY              6  SHARED VOTING POWER
        EACH
      REPORTING             0 (see Item 4)
       PERSON        -----------------------------------------------------------
        WITH             7  SOLE DISPOSITIVE POWER

                           0
                     -----------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            0 (see Item 4)
--------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 (see Item 4)
--------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           / /
--------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0% (see Item 4)
--------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

----------------------                                    ---------------------
CUSIP No. 093679108                       13G             Page  4 of 11 Pages
----------------------                                    ---------------------

--------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           CR Intrinsic Investors, LLC
--------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) /_/
                                                                (b) /x/
--------------------------------------------------------------------------------
        3  SEC USE ONLY

--------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY            0
        OWNED        -----------------------------------------------------------
         BY              6  SHARED VOTING POWER
        EACH
      REPORTING             0 (see Item 4)
       PERSON        -----------------------------------------------------------
        WITH             7  SOLE DISPOSITIVE POWER

                            0
                     -----------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            0 (see Item 4)
--------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 (see Item 4)
--------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           / /
--------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0% (see Item 4)
--------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

----------------------                                    ---------------------
CUSIP No. 093679108                       13G             Page  5 of 11 Pages
----------------------                                    ---------------------

--------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Sigma Capital Management, LLC
--------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) /_/
                                                                       (b) /x/
--------------------------------------------------------------------------------
        3  SEC USE ONLY

--------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY            0
        OWNED        -----------------------------------------------------------
         BY              6  SHARED VOTING POWER
        EACH
      REPORTING             0 (see Item 4)
       PERSON        -----------------------------------------------------------
        WITH             7  SOLE DISPOSITIVE POWER

                            0
                     -----------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            0 (see Item 4)
--------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 (see Item 4)
--------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           / /
--------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0% (see Item 4)
--------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

----------------------                                    ---------------------
CUSIP No. 093679108                       13G             Page  6 of 11 Pages
----------------------                                    ---------------------

--------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Steven A. Cohen
--------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) /_/
                                                                     (b) /x/
--------------------------------------------------------------------------------
        3  SEC USE ONLY

--------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY            0
        OWNED        -----------------------------------------------------------
         BY              6  SHARED VOTING POWER
        EACH
      REPORTING             0 (see Item 4)
       PERSON        -----------------------------------------------------------
        WITH             7  SOLE DISPOSITIVE POWER

                            0
                     -----------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            0 (see Item 4)
--------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 (see Item 4)
--------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           / /
--------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0% (see Item 4)
--------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

ITEM 1(a)         NAME OF ISSUER:

                  Blockbuster Inc.

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1201 Elm Street
                  Dallas, Texas 75270

ITEMS 2(a)        NAME OF PERSON FILING:

                  This statement is filed by: (i) S.A.C. Capital Advisors, LLC, ("SAC Capital Advisors"); (ii) S.A.C. Capital Management, LLC, ("SAC Capital Management"); (iii) CR Intrinsic Investors, LLC ("CR Intrinsic Investors"); (iv) Sigma Capital Management, LLC ("Sigma Capital Management") and (v) Steven A. Cohen.

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  The address of the principal business office of (i) SAC Capital Advisors, CR Intrinsic Investors, and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902 and (ii) SAC Capital Management is 540 Madison Avenue, New York, New York 10022.

ITEM 2(c)         CITIZENSHIP:

                  SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors and Sigma Capital Management are Delaware limited liability companies. Mr. Cohen is a United States citizen.

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  Class A Common Stock, par value $0.01 per share

ITEM 2(e)         CUSIP NUMBER:

                  093679108

ITEM 3            Not Applicable

ITEM 4            OWNERSHIP:

                  As of the close of business on December 30, 2005:

                  1. S.A.C. Capital Advisors, LLC
                  (a) Amount of Shares beneficially owned: -0-
                  (b) Percent of class: 0%
                  (c) (i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: -0-
                  (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition: -0-

                  2. S.A.C. Capital Management, LLC
                  (a) Amount of Shares beneficially owned: -0-
                  (b) Percent of class: 0%
                  (c) (i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: -0-
                  (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition: -0-

                  3. CR Intrinsic Investors, LLC
                  (a) Amount of Shares beneficially owned: -0-
                  (b) Percent of class: 0%
                  (c) (i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: -0-
                  (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition: -0-

                  4. Sigma Capital Management, LLC
                  (a) Amount of Shares beneficially owned: -0-
                  (b) Percent of class: 0%
                  (c) (i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: -0-
                  (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition: -0-

                  5. Steven A. Cohen
                  (a) Amount of Shares beneficially owned: -0-
                  (b) Percent of class: 0%
                  (c) (i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: -0-
                  (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition: -0-

                  Prior to the Transfer (as defined below), (i) each of SAC Capital Advisors and SAC Capital Management shared all investment and voting power with respect to the securities of the Issuer held by S.A.C. Capital Associates ("SAC Associates") and S.A.C. MultiQuant Fund, LLC ("SAC MultiQuant"), (ii) CR Intrinsic Investors maintained investment and voting power with respect to the securities of the Issuer held by CR Intrinsic Investments, LLC ("CR Investments") and (iii) Sigma Management maintained investment and voting power with respect to the securities of the Issuer held by Sigma Capital Associates, LLC ("Sigma Associates"). Mr. Cohen controls each of SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors, and Sigma Capital Management.

                  Mr. Michael Zimmerman was previously employed as a portfolio manager by SAC Capital Management and is currently a principal of Prentice Capital Management, LP. As provided in the
                  Schedule 13G of Prentice Capital Management, LP filed on May 12, 2005 relating to the Issuer (the "Prentice 13G"), Mr. Zimmerman may be deemed to control Prentice Capital Management, LP. In connection with Mr. Zimmerman's departure from SAC Capital Management, on April 30, 2005 certain securities held by SAC Capital Associates and certain of its affiliates and managed by SAC Capital Advisors, SAC Capital Management and certain of their affiliates were transferred (the "Transfer") to an account managed (the "Managed Account") by Prentice Capital Management, LP pursuant to an investment management agreement among SAC Capital Advisors, Prentice Capital Management, LP and Mr. Zimmerman. The transferred securities included 4,734,004 Shares and 560,453 shares of Class B common stock of the Issuer.

                  The securities in the Managed Account are held in the name of SAC Capital Associates. Prentice Capital Management has, except in limited circumstances, the power to vote or to direct the vote and to dispose or to direct the disposition of the securities in the Managed Account, including any securities of the Issuer held therein. Each of SAC Capital Advisors, SAC Capital Management, SAC Capital Associates and Mr. Cohen disclaim beneficial ownership of any of the securities held in the Managed Account and no such securities are reported herein as being owned by the Reporting Persons.

                  As provided in the Prentice 13G, Mr. Zimmerman and Prentice Capital Management, LP have voting and dispositive authority over investments managed for certain entities in managed accounts. The securities of the Issuer held in the Managed Account are reported in the Prentice Schedule 13G. The Reporting Persons disclaim group ownership with Prentice Capital Management, LP as to the securities held in the Managed Account and as to any other securities beneficially owned by Prentice Capital Management, LP or its affiliates.

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. /x/

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ANOTHER PERSON:

                  Not Applicable

ITEM 7            IDENTIFICATION AND CLASSIFICATION OF THE
                  SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
                  REPORTED ON BY THE PARENT HOLDING COMPANY:

                  Not Applicable

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not Applicable

ITEM 9            NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable

ITEM 10           CERTIFICATION:

                  By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2006


S.A.C. CAPITAL ADVISORS, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title: Authorized Person


S.A.C. CAPITAL MANAGEMENT, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title: Authorized Person


CR INTRINSIC INVESTORS, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title: Authorized Person


SIGMA CAPITAL MANAGEMENT, LLC


By:/s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title: Authorized Person

STEVEN A. COHEN


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title: Authorized Person